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                                                          Exhibit 99.19(e)(7)

                            DATE AUGUST 1, 2002







                             OMEGA WORLDWIDE, INC.
                                  AS LENDER

         PRINCIPAL HEALTHCARE FINANCE INVESTMENTS (GUERNSEY) LIMITED

                               BARCLAYS BANK PLC
                               AS FACILITY AGENT







                             STANDSTILL AGREEMENT
                               RE OWI FACILITIES

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DATE                            August 1, 2002

PARTIES


1 OMEGA WORLDWIDE, INC a Maryland Corporation whose principal business office is at 900 Victors Way, Suite 345, Ann Arbor, Michigan, 48108, United States of America in its capacity as Lender (the "Lender");

2 PRINCIPAL HEALTHCARE FINANCE INVESTMENTS (GUERNSEY) LIMITED (registered in the Island of Guernsey, Channel Islands under Company Number 39730) having its registered address at Barfield House, St. Julian's Avenue, St. Peter Port, Guernsey (the "Jersey Bidder"); and

3 BARCLAYS BANK PLC (registered in England and Wales under Company Number 1026167) having its registered address at 54 Lombard Street, London EC3P 3AH (the "Facility Agent").

RECITALS

A Principal Healthcare Finance Limited (the "Borrower") and Omega Healthcare Investors, Inc. ("OHI") entered into the First Loan Agreement on 21 July 1995, pursuant to which OHI made a L20,000,000 facility available to the Borrower (the "First Loan"). OHI transferred L5,000,000 of the First Loan to Electra Private Equity Partners 1995 (formerly known as Electra Fleming Private Equity Partners) ("Electra") on 31 October 1996. OHI then transferred all of the remainder of its right, title and interest in the First Loan to the Lender.

B The Borrower and the Lender entered into the Second Loan Agreement on 23 April 2001, pursuant to which the Lender made a L7,000,000 facility available to the Borrower, of which L4,168,764.66 has been drawn as at the date of this Agreement.

C           Defaults have occurred under the Loan Agreements.

D The Jersey Bidder proposes to make an offer to acquire the whole of the ordinary share capital of the Borrower not already owned by the Lender ("the Jersey Offer") upon substantially the terms set out in a draft offer document which has been initialled by or on behalf of the parties for the purpose of identification, and Delta 1 Acquisition, Inc. ("the US Bidder") proposes to make an offer to purchase all outstanding shares in Omega Worldwide, Inc. ("OWI"), a shareholder in the Borrower ("the US Offer") upon the terms set out in the Agreement and Plan of Merger by and among Four Seasons Health Care Limited, the US Bidder and OWI, dated as of the same date as this Agreement ("the Merger Agreement") (the Jersey Offer and the US Offer, which are inter-conditional, being collectively referred to herein as "the Offers" and either of them as an "Offer"). The funds for the Offers are ultimately to be provided by the Facility
            Agent pursuant to a senior credit agreement made between, amongst others, Four Seasons Health Care Limited (1), Four Seasons Health Care Holdings Plc (2) and Barclays Bank (3) (the "Senior Credit Agreement").

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IT IS AGREED as follows:-

1           INTERPRETATION

1.1 In this Agreement (including the Parties and Recitals), unless the context otherwise requires:-

            BUSINESS DAYS: means a week day when banks are generally open for business in London;

            ENFORCEMENT EVENT: means the occurrence of any of the following events:

            (a) a petition or application is presented for the making of an administration order in respect of any Obligor (other than pursuant to the Loan Agreements) other than a petition or application which the Agent is satisfied is vexatious or frivolous and which is discharged within 2 days;

            (b) a petition or application is presented for the making of a winding-up order in respect of any Obligor (other than pursuant to the Loan Agreements) other than a petition or application which the Agent is satisfied is vexatious or frivolous and which is discharged within 10 days;

            (c) an order for the winding-up or administration of any Obligor is made or an administrator is appointed to any Obligor (other than pursuant to the Loan Agreements);

            (d) a receiver, manager, administrative receiver or like person is appointed in respect of any Obligor (other than pursuant to the Loan Agreements);

            (e) any Obligor (or its directors) requests the appointment of a receiver, manager, administrative receiver or like person (other than pursuant to the Loan Agreements);

            (f) any attachment, sequestration, distress or execution affects any asset of any Obligor so as to materially affect any Property or so as to interrupt the carrying out of any business at any Property (other than pursuant to the Loan Agreements); or

            (g) there occurs, in relation to any Obligor, any event in any country or territory where it has material assets which corresponds with any of those mentioned in paragraphs (a) to
                  (f) above (inclusive) (other than pursuant to the Loan Agreements).

            FACILITIES: means all of the loans and facilities currently agreed to be provided under the Loan Agreements (disregarding any actual or potential right not to make such facilities available in accordance with the Loan Agreements which has arisen prior to the date of this Agreement);

            FIRST LOAN AGREEMENT: means the loan agreement dated 21 July 1995 made between OHI and the Borrower (as amended by an amendment agreement

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            dated 29 September 2000 made between the Borrower, the Lender and
            Electra) as may be further amended, supplemented and novated from time to time;

            LOAN AGREEMENTS: means the First Loan Agreement and the Second Loan Agreement;

            LONGSTOP DATE: means 100 days after the date of this Agreement;

            OBLIGOR: means all companies which are borrowers, guarantors or have granted security under the Loan Agreements;

            SECOND LOAN AGREEMENT: means the loan agreement dated 23 April 2001 made between the Borrower and the Lender as may be amended, supplemented and novated from time to time;

            STANDSTILL PERIOD: means the period from the date of this Agreement until the Termination Time;

            TERMINATION TIME: means the earliest of: (i) 5 Business Days after the Offer Completion Date (as defined in the Merger Agreement); (ii) the date of expiration of the US Offer without the US Bidder becoming obliged to purchase any OWI shares tendered pursuant to the US Offer; (iii) the date of termination of the Merger Agreement;
            (iv) the occurrence of an Enforcement Event and (v) the Longstop
            Date;

1.2 Expressions defined in the Second Loan Agreement shall, unless the context requires otherwise, have the same meanings when used in this Agreement.

2           STANDSTILL

2.1 With effect from the date of this Agreement, the Lender agrees with the Jersey Bidder and the Facility Agent (on behalf of the Senior Finance Parties (as defined in the Senior Credit Agreement)) that until the Termination Time they will continue to make available the sums previously advanced under the Loan Agreements.

2.2 The Lender agrees with the Jersey Bidder and the Facility Agent (on behalf of the Senior Finance Parties) that until the Termination Time it will not:

2.2.1 accelerate the maturity of, or make any demand for payment or provision of cash cover in respect of, any indebtedness of the Borrower or interest accrued under the Loan Agreements;

2.2.2 take any proceedings or formal steps to enforce payment or discharge of or to recover, or exercise any right of set-off or counterclaim in respect of, any indebtedness of the Borrower under the Loan Agreements;

2.2.3 take any steps to enforce or call in any guarantee or security interest held by it in respect of any of the Facilities (other than any threats to enforce before 1 January 2002 which for the avoidance of doubt have not been and will not be actioned during the Standstill Period);

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2.2.4       take any formal steps to wind up or dissolve, or to appoint a receiver, administrative receiver, receiver and manager, liquidator, administrator or similar officer in respect of (or in respect of any assets of), the Borrower;

2.2.5 amend the terms of the Loan Agreements (except with the prior written consent of the Borrower and the Jersey Bidder); or

2.2.6 assign, transfer or novate all or any part of its rights or obligations under the Loan Agreements unless the transferee agrees to be bound by the terms of this Agreement.

2.3 The Lender confirms that it has not, prior to the date of this Agreement, taken any of the actions referred to in Clause 2.2 other than those actions referred to in Clause 2.2.5 above which are for the avoidance of doubt are those amendments made on 29 September 2000 in respect of the First Loan Agreement.

3           SUSPENSION OF RIGHTS

            From the date of this Agreement until the Termination Time, the Lender hereby suspends:

3.1 any rights or remedies it may have by reason of any breach, default or event of default under the Loan Agreements which has occurred prior to the date of this Agreement; and

3.2 all of its rights and remedies in respect of any default or breach of the terms of the Loan Agreements whenever such default or breach occurs,

            (other than with respect to the right to receive default interest under the Loan Agreements) provided that, if the Termination Time occurs and the Lender and the Jersey bidder have not reached an agreement in respect of the Loan Agreements, this Agreement is without prejudice to any rights that would otherwise have accrued as at the date of this Agreement and during the Standstill Period if this Agreement had not been entered into.

            but without prejudice to any rights that may have accrued as at the date of this Agreement and may accrue during the Standstill Period if the Termination Time occurs and the Lender and Jersey Bidder have not reached an agreement in respect of the Loan Agreements.

4           NO THIRD PARTY RIGHTS

            A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce the terms of this Agreement.

5           GOVERNING LAW AND JURISDICTION

5.1 This Agreement shall be governed by, and construed in all respects in accordance with, English law.

5.2 For the benefit of each other party, each party hereto not incorporated in England and Wales irrevocably submits to the jurisdiction of the courts in

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            England for the purpose of hearing and determining any dispute arising out of this Agreement and for the purpose of enforcement of any judgement against its assets.

5.3 Without prejudice to any other valid mode of service, the Jersey Bidder irrevocably appoints Four Seasons Health Care Limited (which is incorporated in England and Wales under Company Number 3782935) to be its agent to receive service of any process in the English courts on its behalf and undertakes not to cancel or revoke the authority of such agent unless it has first appointed another person resident in England to be its agent for such purpose and notified the other parties hereto of the name and address of such person.

6           COUNTERPARTS

            This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.


IN WITNESS whereof the parties have executed this Agreement as of the day and year first before written.

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SIGNED on behalf of OMEGA           ) /s/ JOHN STOREY
WORLDWIDE, INC by its               ) VICE PRESIDENT AND SECRETARY
by its duly authorised signatory    )





SIGNED on behalf of                 )
PRINCIPAL HEALTHCARE                )
FINANCE INVESTMENTS                 )/s/ PAUL GUILBERT
(GUERNSEY) LIMITED                  )DIRECTOR
by its duly authorised signatory    )





SIGNED on behalf of                 )
BARCLAYS BANK PLC                   )/s/ GORDON WATTERS
by its duly authorised signatory    )





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